EXHIBIT 99.1

Investor Relations Contact:
Jennifer Larson
(617) 368-5152

Media Contact:
Jessica Paar
(617) 368-5060

BOSTON BEER APPOINTS NEW CHIEF MARKETING OFFICER

Jonathan Potter Joins the Team with Nearly Three Decades of
Beverage Industry Marketing and Branding Experience

BOSTON, MA (6/24/16) – The Boston Beer Company, Inc. (NYSE: SAM) (the “Company”), brewers of Samuel Adams beers, announced today that Jonathan N. Potter will be joining the Company as its Chief Marketing Officer in August, where he will have primary responsibility for overseeing the Company’s planning, development and execution of its brand development, marketing and advertising initiatives.

Mr. Potter has nearly 30 years of marketing experience, most of which has been in the alcohol beverage industry. He comes to the Company from Moet Hennessy USA (MH), where he is currently Managing Director of its Chandon division after having been Chief Marketing Officer and Executive Vice President, Brands since 2012. From 1997 through 2010, Mr. Potter held a number of positions around the globe with Diageo, finishing his career there as Chief Marketing Officer of Diageo North America. From 2010 to 2012, he served as Senior Partner and CMO of McKinney Rogers International (USA), Inc. Mr. Potter joins the award-winning team at Boston Beer with a winning history of his own, as a member of Great Britain’s gold winning field hockey team at the 1988 Summer Olympics in Seoul.

Martin Roper, President and Chief Executive Officer of the Company, said, “Jon’s experience leading marketing and strategy for these recognizable and highly respected brands will be a great addition to the Company’s leadership team as we look ahead to ensure our key brands and initiatives are well-positioned for growth. We look forward to welcoming him to the team.”

“I am thrilled to be joining The Boston Beer Company and have long admired and respected the portfolio of brands and history of quality craftsmanship,” said Mr. Potter. “I am excited to join the team that will develop and execute the Company’s marketing strategies to support its current and future growth.”

About The Boston Beer Company, Inc.

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 and today brews more than 60 styles of Samuel Adams beer.  Our portfolio of brands also includes Angry Orchard Hard Cider, Twisted Tea and Truly Spiked and Sparkling, as well as several other craft beer brands brewed by Alchemy & Science, our craft beer incubator.  For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.